FILED PURSUANT TO RULE NO. 424(B)(3)
                                                      REGISTRATION NO. 333-76094

This cover page is being filed to correct the erroneous date of January 25, 2001 on the prospectus which we filed on January 25, 2002. No other changes have been made.

                                                        PROSPECTUS


 ----------------------------------------  CITIZENS BANCSHARES OF SOUTH FLORIDA
|                                        |
|                                        |  is offering up to  1,500,000  shares
|                                        |  of  our  common   stock.   There  is
|                                        |  currently  no public  market for the
|                                        |  common stock, and we do not expect a
|                 LOGO                   |  public  market to develop  after the
|                                        |  offering.   The  offering  price  is
|                                        |  $10.00  per  share.  Except  for our
|                                        |  employees,    each   subscriber   is
|                                        |  required  to  purchase  a minimum of
|                                        |  500 shares. Employees may purchase a
 ----------------------------------------   minimum of 50 shares.


         This is a risky investment. It is not a deposit or an account and is not insured by the Federal Deposit Insurance Corporation or any other government agency. Some of the risks of this investment are described under the heading "Risk Factors" beginning on page 8.

         No minimum number of shares must be sold in the offering and no escrow account will be established. Share certificates will be issued and proceeds from the sale of shares will be available to Citizens Bancshares every 15 days during the offering. See "Terms of the Offering - Distribution of Proceeds of the Offering" on page 13.

         We will not utilize an underwriter to offer these shares. Instead, certain of our executive officers and directors will offer the shares on our behalf on a "best efforts" basis. These officers and directors will not receive any commissions or additional compensation for these efforts.

         The offering is scheduled to end on March 31, 2002. However, we have the right to extend the offering for two 90 day periods without notice to subscribers, or until September 27, 2002. We also have the right to terminate the offering at any time prior to the sale of all of the shares offered. If we terminate the offering, proceeds from all sales made prior to the cancellation will be used by Citizens Bancshares as described herein.

                                      Subscription                              Proceeds to
                                      Price                 Commissions         Citizens Bancshares
                                      ------------          -----------         -------------------
Per Share ........................    $ 10.00              None                 $ 10.00
Maximum Offering..................    $ 15,000,000         None                 $ 15,000,000


Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of the prospectus. Any representation to the contrary is a criminal offense.


                The date of this prospectus is January 25, 2002.